UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 14, 2023

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Crexendo, Inc.
(Exact Name of Registrant as Specified in Its Charter)

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Nevada	001-32277	87-0591719
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1615 S. 52nd Street, Tempe, AZ 85281

(Address of Principal Executive Offices) (Zip Code)

(602) 714-8500

(Registrant’s Telephone Number, Including Area Code)

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) On March 14, 2023, Crexendo, Inc. (the “Company”) announced the retirement of Steven G. Mihaylo as Chief Executive Officer. Mr. Mihaylo will retain his position as Executive Chairman of the Board of Directors. The Company also announced the appointment of Jeffrey G. Korn as Chief Executive Officer of the Company. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

(b) Mr. Mihaylo has not entered into an agreement with the Company regarding his retirement and is receiving no consideration related thereto. He has no disagreement with the Company and announced his retirement orally.

(c) Mr. Korn has spent over 20 years at Crexendo and is the Company’s longest standing employee. He has served as the Company’s General Counsel, Executive Vice President, and Chief Legal Officer. Prior to joining Crexendo, he served as Chief Legal Officer and a member of the Board of Directors of Prosoft Training (formerly a Nasdaq Company). Before that, Korn was a partner in a commercial litigation and business services law firm with his office located in Jacksonville, Florida. Korn has also served on the boards of several other public companies and currently holds positions on numerous private boards.

(d) Mr. Korn has not entered into an employment agreement with the Company, although he and the Company may negotiate an agreement which if entered into will be provided to investors on a Form 8K. Mr. Korn will participate in the Company’s short-term incentive plan for executive officers to be based upon individual or Company performance criteria that the Board establishes for each fiscal year. Mr. Korn will also be entitled to awards under the Company’s 2021 Equity Incentive Plan and receive either incentive options or restricted stock units at the discretion of the Board of Directors.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated March 14, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 14, 2023

Crexendo, Inc.

/s/ Ronald Vincent
By:	Ronald Vincent
Chief Financial Officer